Pioneer Power Solutions, Inc. 8-K

Exhibit 99.1

Pioneer Power Launches E-Boost© - Smart, Mobile EV Charging Solutions

Full Range of Off-Grid Charging Solutions

Addresses Growing Demand for High-Speed, Mobile EV Charging

Fort Lee, NJ, Nov. 8, 2021 / PR Newswire / – Pioneer Power Solutions, Inc. (Nasdaq: PPSI) ("Pioneer Power" or the "Company"), a leader in the design, manufacture and distribution of on-site power equipment, distributed generation and Energy infrastructure, today announced the launch of its E-Boost© portfolio of mobile Electric Vehicle (EV) charging solutions for a full range of applications.

E-Boost EV Charging

Nathan Mazurek, Pioneer Power's Chairman and Chief Executive Officer, said, “We are anticipating the rapidly growing demand for high-capacity mobile charging that will be required to support the wide range of EV and mobile power use cases with E-Boost products. The launch of these new offerings further advances our strategic shift towards the growing, multi-billion dollar market opportunity in Electrical Vehicle Charging (EVC). We have applied decades of power engineering experience to the design and development of these new offerings and created a market facing unit, Pioneer Power Mobility, to sell, deliver and support them. To that end, we are proud to announce the appointment of Geo Murickan as President of Pioneer’s Power Mobility Company. Geo has years of experience marketing, specifying and deploying complex power solutions and will lead this effort. Geo has been a key leader at Pioneer as well as a senior executive with General Electric. He brings a wealth of knowledge and expertise to this developing line of business.”

The company’s E-Boost portfolio is initially comprised of three products.

E-Boost G.O.A.T. (Generator on a Truck) is a truck-mounted option that brings ultimate mobility with high-capacity EV charging. It enables on-demand charging of EV vehicles at any convenient location, providing EV truck and car owners the convenience of dispatchable charging services and thereby eliminating ‘range anxiety.’

E-Boost Mobile is a trailer-mounted solution that balances the need for mobility and higher capacity of EV charging such that the solution can be relocated with minimal effort on short notice. E-Boost Mobile provides multiple options for towing and can be available at specific businesses, large sports and cultural events or other gatherings to fulfill the elevated demand for high-speed charging.

E-Boost Pod is a stationary EV charging solution with customizable higher capacity and can be moved, if necessary. The Pod can provide high-speed DC Fast Charging (DCFC) to two vehicles simultaneously. Like all E-Boost solutions, it can also service other power needs especially in emergency situations, such as a power outage, serving as a back-up power source with convenient power connectors and outlets available on board.

“It is a well-accepted fact that EV vehicles will soon manifest rapidly accelerating adoption, and it is expected that the majority of new automobiles sold worldwide will be powered by electricity by 20501,” commented Geo Murickan, President, Pioneer Power Mobility. “Even now, EV adoption is accelerating at a pace faster than EV Charging infrastructure development can service. The increasing number of electric vehicles will require mobile charging capability to go where the need is. As a result, there are unique opportunities to fill the gaps and establish a market capability to service the coming massive introduction of EV vehicles. Our E-Boost solutions circumvent the ‘make-ready’ planning and civil and electrical site work that is required with current high-speed, level 3 DCFC. Many utilities are not prepared to add heavy electrical demands and are therefore, delaying the allocation of power to this critical need. Our EVC solutions address this opportunity and provide customer solutions that are readily available for use.”

To learn more about Pioneer Power’s E-Boost solution, please contact info@pioneer-emobility.com.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. manufactures, sells and services a broad range of specialty electrical infrastructure and on-site power generation equipment for applications in the utility, industrial, commercial and backup power markets. The Company’s principal products include switchgear and engine-generator controls, complemented by a national field-service network to maintain and repair power generation assets. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com.

Safe Harbor Statement:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company’s ability to successfully increase its revenue and profit in the future, (ii) general economic conditions and their effect on demand for electrical equipment, (iii) the effects of fluctuations in the Company's operating results, (iv) the fact that many of the Company's competitors are better established and have significantly greater resources than the Company, (v) the Company's dependence on a single customer for a large portion of its business, (vi) the potential loss or departure of key personnel, (vii) unanticipated increases in raw material prices or disruptions in supply, (viii) the Company's ability to realize revenue reported in the Company's backlog, (ix) future labor disputes, (x) changes in government regulations, (xi) the fact that the Company's chairman, who controls a majority of the Company's voting power, may develop interests that diverge from yours, (xii) the liquidity and trading volume of the Company's common stock and (xiii) an outbreak of disease, epidemic or pandemic, such as the global coronavirus pandemic, or fear of such an event.

More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual and Quarterly Reports on Form 10-K and Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

1 https://www.statista.com/topics/1010/electric-mobility/#dossierKeyfigures